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SGV BANCORP, INC.
EXHIBIT NO. 11: STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                  Three months ended
                                  September 30, 1997
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                         (in thousands except per share amounts)
Net Earnings                                $  331
                                            ======

Weighted average shares outstanding          2,154

Common stock equivalents due to dilutive
 effect on stock options                       116
                                            ------

Total weighted average common shares
 and equivalents outstanding                 2,270
                                            ======

Primary earnings per share                  $ 0.15
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